Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268310) and Form S-8 (Nos. 333-260499 and 333-281782) of Aris Water Solutions, Inc. of our report dated February 27, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/BDO USA, P.C.

Houston, Texas

February 27, 2025